Exhibit 10.1

Published CUSIP Number:
364-DAY CREDIT AGREEMENT
Dated as of November 3, 2009
among
DEVON ENERGY CORPORATION
as Borrower
BANK OF AMERICA, N.A.
as Administrative Agent
JPMORGAN CHASE BANK, N.A.
as Syndication Agent
and
THE OTHER LENDERS PARTY HERETO
BANC OF AMERICA SECURITIES LLC
and
J.P. MORGAN SECURITIES INC.
as Joint Lead Arrangers and Book Managers

i

SCHEDULES

2.01	Commitments and Pro Rata Shares
7	Disclosure Schedule
11.02	Administrative Agent’s Office, Certain Addresses for Notices
EXHIBITS

Form of

A	Loan Notice
B	Note
C	Compliance Certificate
D	Assignment and Assumption
E	Guaranty of Devon Financing
F	Opinion Matters

364-DAY CREDIT AGREEMENT
     This 364-DAY CREDIT AGREEMENT (this “Agreement”) is dated as of November 3, 2009, among DEVON ENERGY CORPORATION, a Delaware corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent.
     The Borrower has requested that the Lenders provide a revolving credit facility, and the Lenders are willing to do so on the terms and conditions set forth herein.
     In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE 1. DEFINITIONS AND ACCOUNTING TERMS
     1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
     “Acquired Debt” means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged or amalgamated with or into or became a Subsidiary of such specified Person, including and together with, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging or amalgamating with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any assets acquired by such specified Person, and any refinancing of the foregoing indebtedness on similar terms, taking into account current market conditions.
     “Administrative Agent” means Bank of America, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
     “Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.
     “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
     “Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
     “Agent-Related Persons” means the Administrative Agent, together with its Affiliates (including, in the case of Bank of America in its capacity as the Administrative Agent, BAS), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.
     “Aggregate Commitments” means the Commitments of all the Lenders.
     “Agreement” means this Credit Agreement.

     “Applicable Rate” means, from time to time, the number of Basis Points per annum, based upon the Debt Rating as set forth below:

			LIBOR	LIBOR
			Market	Market
			Rate	Rate
	Senior Unsecured		Spread	Spread
Level	Debt Rating	Facility Fee	Floor	Ceiling
I	= A / A2	15.0	50.0	150.0
II	A- / A3	17.5	75.0	225.0
III	BBB+ / Baa1	25.0	100.0	300.0
IV	BBB / Baa2	40.0	150.0	350.0
V	= BBB- / Baa3	55.0	200.0	400.0
     “Debt Rating” means, as of any date of determination, the rating as determined by either S&P or Moody’s (collectively, the “Debt Ratings”) of the Borrower’s non-credit-enhanced, senior unsecured long-term debt; provided that if a Debt Rating is issued by each of the foregoing rating agencies, then the higher of such Debt Ratings shall apply (with the Debt Rating for Pricing Level I being the highest and the Debt Rating for Pricing Level V being the lowest), unless there is a split in Debt Ratings of more than one level, in which case the Pricing Level that is one level lower than the Pricing Level of the higher Debt Rating shall apply.
Initially, the Applicable Rate shall be determined based upon the Debt Rating specified in the certificate delivered pursuant to Section 5.01(a)(vi). Thereafter, each change in the Applicable Rate resulting from a publicly announced change in the Debt Rating shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.
     “Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit D.
     “Attorney Costs” means and includes all fees, expenses and disbursements of one US law firm and one Canadian law firm.
     “Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.
     “Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the Fiscal Year ended December 31, 2008, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year of the Borrower and its Subsidiaries, including the notes thereto.
     “Availability Period” means the period from and including the Closing Date to the earliest of (a) the Revolving Termination Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 3.08, and (c) the date of termination of the Commitment of each Lender to make Loans pursuant to Section 9.02.

     “Bank of America” means Bank of America, N.A. and its successors.
     “BAS” means Banc of America Securities LLC.
     “Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 50 Basis Points, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (c) except during a Eurodollar Unavailability Period and except as provided in Section 4.02(b), the Eurodollar Rate plus 1.0%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
     “Base Rate Loan” means a Loan that bears interest based on the Base Rate.
     “Basis Point” means one one-hundredth of one percent (0.01%).
     “Borrower” means the Borrower as defined in the introductory paragraph of this Agreement.
     “Borrower Materials” has the meaning specified in Section 7.02.
     “Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.
     “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
     “CDS Data” has the meaning specified in Section 11.21.
     “Change in Law” means, with respect to any Lender, the adoption of any law or change in any existing Law or interpretation thereof after the date of this Agreement or, if such Lender became a Lender hereunder after the date of this Agreement, after the date it became a Lender hereunder.
     “Change of Control” means the occurrence of either of the following events: (i) any Person (or syndicate or group of Persons which is deemed a “person” for the purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), other than a Shareholder Controlled Person, acquires more than fifty percent (50%) of the Voting Stock of the Borrower, or (ii) during any period of twelve successive months a majority of the Persons who were directors of the Borrower at the beginning of such period or who were appointed, elected or nominated by a majority of such directors cease to be directors of the Borrower, unless such cessation results from death or permanent disability or relates to a voluntary reduction by the Borrower of the number of directors that comprise the board of directors of the Borrower. As used in this definition, (i)  the term “Voting Stock” means with respect to any Person, the outstanding stock of such Person having ordinary voting power (disregarding changes in voting power based on the occurrence of contingencies) for the election of directors; and (ii) the term “Shareholder Controlled Person” means a Person as to which more than fifty percent (50%) of the Voting Stock is owned by Persons who owned more than fifty percent (50%) of the Voting Stock of the Borrower immediately before any acquisition described in clause (i) of this definition.
     “Closing Date” means November 3, 2009.
     “Code” means the Internal Revenue Code of 1986.
     “Commitment” means as to each Lender, the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, and designated as such Lender’s “Commitment”, as such amount may be adjusted from time to time in accordance with this Agreement.
     “Compliance Certificate” means a certificate substantially in the form of Exhibit C.
     “Consolidated Assets” means the total assets of the Borrower and its Subsidiaries which would be shown as assets on a consolidated balance sheet of the Borrower prepared in accordance with GAAP, after eliminating all amounts properly attributable to minority interest, if any, in the stock and surplus of the Restricted Subsidiaries.
     “Consolidated Net Worth” means the sum (without duplication) of (i) the Borrower’s consolidated shareholder’s equity plus (ii) 60% of the outstanding balance of the Devon Trust Securities. Consolidated Net Worth shall be calculated excluding non-cash write-downs and related charges which are required under Rule 4-10 (Financial Accounting and Reporting for Oil and Gas Producing Activities Pursuant to the Federal Securities Laws and the Energy Policy and Conservation Act of 1975) of Regulation S-X, promulgated by SEC regulation, or by GAAP.
     “Consolidated Total Funded Debt” means the sum of (i) the consolidated Indebtedness of the Borrower and its Subsidiaries referred to in clauses (a), (b), (c), (d) and (e) of the definition of “Indebtedness” in Section 1.01, plus (ii) 40% of the outstanding balance of the Devon Trust Securities, plus (iii) all Swap Funded Debt, plus (iv) all Synthetic Lease Funded Debt.
As used in this definition, (1) the term “Swap Funded Debt” means, in the event that an Early Termination Date (as defined in the applicable Swap Contract) has occurred under a Swap Contract resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined), and the Uncontested Portion of the Swap Termination Value for such Swap Contract that has not been paid within sixty (60) days after the date when due exceeds $150,000,000, the amount of such Uncontested Portion; and (2) the term “Synthetic Lease Funded Debt” means, in the event that the Borrower or any Subsidiary (A) has failed to pay when due any Synthetic Lease Obligation, or (B) has failed to observe or perform any other agreement or condition relating to any Synthetic Lease Obligation, or any other event or condition occurs that permits the holders thereof to demand prepayment or redemption, and the holder or holders thereof have demanded or caused such Synthetic Lease Obligation to become due or to be prepaid or redeemed (automatically or otherwise), prior to its stated maturity and the aggregate Uncontested Portion of the Attributable Indebtedness with respect to such Synthetic Lease Obligations of the Borrower and its Subsidiaries that has not been paid within 60 days after the date when due exceeds $150,000,000, the amount of such Uncontested Portion.

     “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
     “Control” has the meaning specified in the definition of “Affiliate.”
     “Debt Rating” has the meaning specified in the definition of “Applicable Rate.”
     “Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
     “Default” means any event or condition that constitutes an Event of Default or that, with the giving of any requisite notice and the passage of any requisite periods of time, would be an Event of Default.
     “Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans within three Business Days of the date required to be funded by it hereunder and such failure has not been cured, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, and such failure has not been cured, or (c) has (i) become the subject of a proceeding under any Debtor Relief Laws, or (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in such Lender or direct or indirect parent company thereof by a Governmental Authority.
     “Devon Financing” means (a) Devon Financing Corporation, U.L.C., a Nova Scotia unlimited company, or any successor thereto resulting from the domestication of such entity as a limited liability company under Section 18-212 of the Delaware Limited Liability Company Act and (b) any successor thereto or assign thereof permitted by the terms of the Devon Financing Guaranty.
     “Devon Financing Guaranty” means the Guaranty executed by Devon Financing and delivered to Administrative Agent pursuant to this Agreement, substantially in the form of Exhibit E.
     “Devon Oklahoma” means Devon Energy Corporation (Oklahoma), an Oklahoma corporation, formerly known as Devon Energy Corporation, an Oklahoma corporation.
     “Devon Trust” means Devon Financing Trust II, a statutory business trust formed under the laws of the State of Delaware.
     “Devon Trust Registration Statement” means the Registration Statement on Form S-3 filed by the Borrower under the Securities Act of 1933 on October 4, 2002 with respect to the issuance by the Borrower of Common Stock, Preferred Stock, Debt Securities, Stock Purchase Agreements and Stock Purchase Units, and the issuance by Devon Financing Trust II of Trust Preferred Securities guaranteed by the Borrower, and the issuance by Devon Financing of debt securities guaranteed by the Borrower, as amended, supplemented or replaced from time to time.

     “Devon Trust Securities” means those certain Trust Preferred Securities issuable by Devon Trust, as described in the Devon Trust Registration Statement.
     “Disclosure Report” means a written notice given by a Responsible Officer of the Borrower to all Lenders or a certificate given by a Responsible Officer of the Borrower under Sections 7.02(a) and (b).
     “Disclosure Schedule” means Schedule 7 to this Agreement.
     “Dollar” and “$” mean lawful money of the United States.
     “Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.
     “Eligible Assignee” has the meaning specified in Section 11.07(g).
     “Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
     “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
     “ERISA” means the Employee Retirement Income Security Act of 1974.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
     “ERISA Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute.
     “Eurodollar Rate” means:
     (a) for any Interest Period with respect to a Eurodollar Rate Loan:
     (i) the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA USD LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA USD LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, or
     (ii) if the rate referenced in the preceding clause (a) is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.
     (b) for any interest rate calculation with respect to a Base Rate Loan, the rate per annum equal to:
     (i) BBA USD LIBOR at approximately 11:00 a.m., London time on the date of determination (provided that if such day is not a London Business Day, the next preceding London Business Day) for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day; or
     (ii) if such rate is not available at such time for any reason, the per annum rate determined by Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination (or if such day is not a Business Day, the immediately preceding Business Day) in immediately available funds in the approximate amount of the Base Rate Loan being made, continued or converted by Bank of America and with a term equivalent to one month would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request on the date of determination (or if such day is not a Business Day, the immediately preceding Business Day).
     “Eurodollar Rate Loan” means a Loan that bears interest based on the Eurodollar Rate. As used in this definition, the term “Eurodollar Rate” has the meaning ascribed to such term in clause (a) of the definition of Eurodollar Rate.
     “Eurodollar Unavailability Period” means any period of time during which a notice delivered to the Borrower in accordance with Section 4.03 shall remain in force and effect.
     “Event of Default” has the meaning specified in Section 9.01.
     “Facility Fee Rate” means a rate equal to the basis points per annum set forth in the “Applicable Rate” pricing grid for the applicable Level under the “Facility Fee” heading.
     “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.
     “Fee Letter” means (i) with respect to the Administrative Agent fee, upfront fees and certain arrangement fees, the letter agreement, dated October 7, 2009, among the Borrower, Bank of America, and BAS, and (ii) with respect to certain arrangement fees, the letter agreement, dated October 7, 2009, among the Borrower, JPMorgan, and J.P. Morgan Securities Inc.
     “Fiscal Quarter” means a three-month period ending on March 31, June 30, September 30 or December 31 of any year.
     “Fiscal Year” means a twelve-month period ending on December 31 of any year.
     “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board and such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
     “Governmental Authority” means any nation or government, any state, province or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
     “Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person, exclusive, in each case, of endorsements in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
     “Guarantor” means any of Devon Financing and each Domestic Subsidiary, which executes and delivers a Guaranty pursuant to Section 7.12.

     “Guaranty” means, collectively, the Devon Financing Guaranty, any replacement guaranty agreement executed and delivered by Devon Financing pursuant to Section 8.01, and any additional Guaranty executed and delivered by a Domestic Subsidiary pursuant to Section 7.12.
     “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
     “Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);
(c) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(d) capital leases, but excluding customary oil, gas or mineral leases entered into in the ordinary course of business;
(e) all obligations with respect to payments received in consideration of oil, gas, or other minerals yet to be acquired or produced at the time of payment (including obligations under “take-or-pay” contracts to deliver gas in return for payments already received and the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment);
(f) all direct or contingent obligations of such Person arising under standby letters of credit and bankers’ acceptances;
(g) net obligations of such Person under any Swap Contract;
(h) Synthetic Lease Obligations; and
(i) all Guarantees of such Person in respect of any of the foregoing.
     For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date. The amount of Indebtedness of any Person with respect to Indebtedness of others secured by a Lien to which the property or assets owned or held by such Person is subject shall be equal, to the extent such Indebtedness is otherwise non-recourse to such

Person, to the lesser of the fair market value of the property or assets subject to such Lien and the amount of the Indebtedness secured.
     “Indemnified Liabilities” has the meaning specified in Section 11.05.
     “Indemnitees” has the meaning specified in Section 11.05.
     “Interest Payment Date” means, (a) as to any Eurodollar Rate Loan the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.
     “Interest Period” means as to each Eurodollar Rate Loan, the period commencing on the date such Loan is disbursed or converted to or continued as a Eurodollar Rate Loan, and ending on the date (i) one or two weeks thereafter or (ii) one, two, three, six or, if available, nine months thereafter, as selected by the Borrower in its Loan Notice; provided that:
i. any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
ii. any Interest Period pertaining to a Eurodollar Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
iii. no Interest Period shall extend beyond the Maturity Date.
     “IRS” means the United States Internal Revenue Service.
     “Joint Lead Arrangers” means BAS and J.P. Morgan Securities Inc., in their capacities as joint lead arrangers and book managers.
     “JPMorgan” means JPMorgan Chase Bank, N.A. and its successors.
     “Laws” means, collectively, all international, foreign, federal, state, provincial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.
     “Lenders” means all Lenders and “Lender” means any one of them.
     “Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

     “LIBOR Market Rate Spread” means, for any Interest Period for any Eurodollar Rate Loan, 110% of the Borrower’s composite credit default swap spread for the one (1) year point on the Borrower’s trading convention credit default swap curve (as provided by Markit Group, Ltd. or any successor thereto (the “Reference Pricing Agent”)) on the date two Business Days prior to the first day of such Interest Period; provided that the LIBOR Market Rate Spread shall in no event be less than the LIBOR Market Rate Spread Floor or greater than the LIBOR Market Rate Spread Ceiling. The Borrower’s credit default swap spread referred to in the immediately preceding sentence shall be (i) obtained by Administrative Agent from the Reference Pricing Agent or the Reference Pricing Agent’s website, as the case may be, and (ii) set for each Eurodollar Rate Loan no later than 11:00 a.m. on the date two Business Days prior to the first day of the Interest Period for the applicable Eurodollar Rate Loan; provided, however, that in the event that such credit default swap spread for such Eurodollar Rate Loan is not available for any reason from the Reference Pricing Agent by 11:00 a.m. on the date two Business Days prior to the first day of the Interest Period for such Eurodollar Rate Loan, the LIBOR Market Rate Spread for such Interest Period for such Eurodollar Rate Loan shall be the mid-point between the LIBOR Market Rate Spread Floor and the LIBOR Market Rate Spread Ceiling.
     “LIBOR Market Rate Spread Ceiling” means the basis points per annum set forth in the “Applicable Rate” pricing grid for the applicable Level under the heading of the same name.
     “LIBOR Market Rate Spread Floor” means the basis points per annum set forth in the “Applicable Rate” pricing grid for the applicable Level under the heading of the same name.
     “Licensing Agreement” has the meaning specified in Section 11.21.
     “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).
     “Loan” has the meaning specified in Section 2.01.
     “Loan Documents” means this Agreement, each Note, the Fee Letter, and the Guaranty.
     “Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.
     “Loan Parties” means, collectively, the Borrower and each Guarantor.
     “Margin Stock” means “margin stock” as defined in Reg U.
     “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, or financial condition of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its payment obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

     “Material Subsidiary” means a Subsidiary of the Borrower which owns assets having a book value that exceeds ten percent (10%) of the book value of the Borrower’s Consolidated Assets.
     “Maturity Date” means the Revolving Termination Date.
     “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
     “Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
     “Multi-Year Credit Agreement” means (i) that certain Amended and Restated Credit Agreement effective as of April 7, 2006, by and among Borrower, Northstar Energy Corporation, a Nova Scotia unlimited company, and Devon Canada Corporation, a Nova Scotia unlimited company, as borrowers, Bank of America, N.A., as administrative agent, swing line lender and a letter of credit issuer, and each of the lenders party thereto, as amended and increased to the date hereof and as the same may be further amended, restated, increased or otherwise modified from time to time, and (ii) any credit or similar agreement executed in replacement or refinancing thereof.
     “Non-US Lender” has the meaning specified in Section 11.15.
     “Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit B.
     “Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
     “Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws; (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
     “Other Taxes” has the meaning specified in Section 4.01(b).
     “Outstanding Amount” means with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date.
     “Participant” has the meaning specified in Section 11.07(d).

     “Permitted Liens” means:
     (a) Liens for taxes, assessments or governmental charges which are not due or delinquent, or the validity of which any Restricted Person shall be contesting in good faith; provided such Restricted Person shall have made adequate provision therefor in accordance with GAAP;
     (b) the Lien of any judgment rendered, or claim filed, against any Restricted Person which does not constitute an Event of Default and which such Restricted Person shall be contesting in good faith; provided such Restricted Person shall have made adequate provision therefor in accordance with GAAP;
     (c) Liens, privileges or other charges imposed or permitted by law such as statutory liens and deemed trusts, carriers’ liens, builders’ liens, materialmens’ liens and other liens, privileges or other charges of a similar nature which relate to obligations not due or delinquent, including any lien or trust arising in connection with workers’ compensation, unemployment insurance, pension, employment and similar laws or regulations;
     (d) Liens arising in the ordinary course of and incidental to construction, maintenance or current operations which have not been filed pursuant to law against any Restricted Person or in respect of which no steps or proceedings to enforce such lien have been initiated or which relate to obligations which are not due or delinquent or if due or delinquent, which such Restricted Person shall be contesting in good faith; provided such Restricted Person shall have made adequate provision therefor in accordance with GAAP;
     (e) Liens incurred or created in the ordinary course of business and in accordance with sound oil and gas industry practice in respect of the exploration, development or operation of oil and gas properties or related production or processing facilities or the transmission of petroleum substances as security in favor of any other Person conducting the exploration, development, operation or transmission of the property to which such Liens relate, for any Restricted Person’s portion of the costs and expenses of such exploration, development, operation or transmission, provided that such costs or expenses are not due or delinquent or, if due or delinquent, which such Restricted Person shall be contesting in good faith; provided such Restricted Person shall have made adequate provision therefor in accordance with GAAP;
     (f) overriding royalty interests, net profit interests, reversionary interests and carried interests or other similar burdens on production in respect of any Restricted Person’s oil and gas properties that are entered into with or granted to arm’s length third parties in the ordinary course of business and in accordance with sound oil and gas industry practice in the area of operation;
     (g) Liens for penalties arising under non-participation provisions of operating agreements in respect of any Restricted Person’s oil and gas properties if such Liens do not materially detract from the value of any material part of the property of the Restricted Persons taken as a whole;
     (h) easements, rights-of-way, servitudes, zoning or other similar rights or restrictions in respect of land held by any Restricted Person (including, without limitation, rights-of-way and servitudes for railways, sewers, drains, pipe lines, gas and water mains, electric light and power and telephone or telegraph or cable television conduits, poles, wires and cables) which, either alone or in the aggregate, do not materially detract from the value of such land or materially impair its use in the operation of the business of the Restricted Persons taken as a whole;
     (i) security given by the Restricted Persons to a public utility or any Governmental Authority when required by such public utility or Governmental Authority in the ordinary course of the business of the Restricted Persons in connection with operations of the Restricted Persons if such security does not, either alone or in the aggregate, materially detract from the value of any material part of the property of the Restricted Persons taken as a whole;
     (j) the right reserved to or vested in any Governmental Authority by the terms of any lease, license, grant or permit or by any statutory or regulatory provision to terminate any such lease, license, grant or permit or to require annual or other periodic payments as a condition of the continuance thereof;
     (k) all reservations in the original grant of any lands and premises or any interests therein and all statutory exceptions, qualifications and reservations in respect of title;
     (l) any Lien from time to time disclosed by any Restricted Person to the Administrative Agent which is consented to by the Required Lenders;
     (m) any right of first refusal in favor of any Person granted in the ordinary course of business with respect to all or any of the oil and gas properties of any Restricted Person;
     (n) Liens on cash or marketable securities of any Restricted Persons granted in connection with any Swap Contract permitted under this Agreement;
     (o) Liens in respect of Indebtedness permitted by Sections 8.01(b), 8.01(f), 8.01(h) and Indebtedness permitted to be secured by Section 8.01(c);
     (p) Liens in favor of the Administrative Agent for the benefit of the Lenders;
     (q) Liens to collateralize moneys held in a cash collateral account by a lender in respect of the prepayment of bankers’ acceptances, letters of credit or similar obligations accepted or issued by such lender but only if at the time of such prepayment no default or event of default has occurred and is continuing under the credit facility pursuant to which the bankers’ acceptances or letters of credit have been accepted or issued;
     (r) purchase money Liens upon or in any tangible personal property and fixtures (including real property surface rights upon which such fixtures are located and contractual rights and receivables relating to such property) acquired by any Restricted Person in the ordinary course of business to secure the purchase price of such property or to secure Indebtedness incurred solely for the purpose of financing the acquisition of such property, including any Liens existing on such property at the time of its acquisition (other than any such Lien created in contemplation of any such acquisition);
     (s) the rights of buyers under production sale contracts related to any Restricted Person’s share of petroleum substances entered into in the ordinary course of business, provided that the contracts create no rights (including any Lien) in favor of the buyer or any other Person in, to or over any reserves of petroleum substances or other assets of any Restricted Person, other than a dedication of reserves (not by way of Lien or absolute assignment) on usual industry terms;

     (t) Liens arising in respect of operating leases of personal property under which any Subsidiary of the Borrower that is incorporated or organized in Canada or one of the provinces thereof, are lessees;
     (u) Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary, is merged into or amalgamated or consolidated with the Borrower or any Restricted Subsidiary, provided, such Liens were in existence prior to the contemplation of such stock acquisition, merger, amalgamation or consolidation and do not extend to any assets other than those of the Person so acquired or merged into or amalgamated or consolidated with the Borrower or any Restricted Subsidiary;
     (v) any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Lien referred to in the preceding paragraphs (a) to (u) inclusive of this definition, so long as any such extension, renewal or replacement of such Lien is limited to all or any part of the same property that secured the Lien extended, renewed or replaced (plus improvements on such property), the indebtedness or obligation secured thereby is not increased (except for the purpose of paying any prepayment premium or any fees and expenses incurred in connection with any such extension, renewal or replacement) and such Lien is otherwise permitted by the applicable section above;
     (w) Liens on Margin Stock;
     (x) Liens securing obligations permitted by Section 8.01(o) on assets of the Restricted Subsidiaries which have incurred such Obligations; and
     (y) in addition to Liens permitted by clauses (a) through (x) above, Liens on property or assets if the aggregate liabilities secured thereby do not exceed two percent (2%) of Consolidated Assets;
provided that nothing in this definition shall in and of itself constitute or be deemed to constitute an agreement or acknowledgment by the Administrative Agent or any Lender that the Indebtedness subject to or secured by any such Permitted Lien ranks (apart from the effect of any Lien included in or inherent in any such Permitted Liens) in priority to the Obligations.
     “Person” means any natural person, corporation, limited liability company, unlimited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
     “Platform” has the meaning specified in Section 7.02.
     “Pro Rata Share” means, with respect to each Lender and the Loans at any time, a fraction (expressed as a percentage and carried to the ninth decimal place) the numerator of which is the amount of the Commitment of such Lender at such time and the denominator of which is the Aggregate Commitments at such time.
     “Public Lender” has the meaning specified in Section 7.02.
     “Reference Pricing Agent” has the meaning specified in the definition of “LIBOR Market Rate Spread.”

     “Reg U” means Regulation U promulgated by the Board of Governors of the Federal Reserve System.
     “Register” has the meaning specified in Section 11.07(c).
     “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
     “Required Lenders” means, as of any date of determination, Lenders having more than 50% of the Aggregate Commitments or, if the commitment of each Lender to make Loans has been terminated pursuant to Section 9.02, Lenders holding in the aggregate more than 50% of the Outstanding Amount of all Loans; provided that the Commitment of, and the portion of the outstanding Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
     “Responsible Officer” means the chief executive officer, president, chief financial officer, any executive vice president, senior vice president — corporate finance, senior vice president – accounting, or treasurer of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
     “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other equity interest of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other equity interest or of any option, warrant or other right to acquire any such capital stock or other equity interest.
     “Restricted Person” means the Borrower and the Restricted Subsidiaries.
     “Restricted Subsidiary” means each of the Devon Canada Corporation, Northstar Energy Corporation, Devon Oklahoma, Devon Financing, Devon Trust and any other Material Subsidiary of the Borrower.
     “Revolving Termination Date” means November 2, 2010.
     “S&P” means Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc. and any successor thereto.
     “SEC” means the United States Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
     “SEC Filings” has the meaning specified in Section 6.06.
     “Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Borrower and its Subsidiaries as of that date determined in accordance with GAAP.

     “Subordinated Borrower Debentures” means those certain Convertible Junior Subordinated Debentures which may be issued by the Borrower to Devon Trust, as described in the Devon Trust Registration Statement, which will be subordinate to the Obligations.
     “Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company, unlimited liability company, or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person; provided that (a) associations, joint ventures or other relationships (i) which are established pursuant to a standard form operating agreement or similar agreement or which are partnerships for purposes of federal income taxation only, (ii) which are not corporations or partnerships (or subject to the Uniform Partnership Act) under applicable state Law, and (iii) whose businesses are limited to the exploration, development and operation of oil, gas or mineral properties, transportation and related facilities and interests owned directly by the parties in such associations, joint ventures or relationships, shall not be deemed to be “Subsidiaries” of such Person, and (b) associations, joint ventures or other relationships (i) which are not corporations or partnerships under applicable provincial Law, and (ii) whose businesses are limited to the exploration, development and operation of oil, gas or mineral properties, transportation and related facilities and interests owned directly by the parties in such associations, joint ventures or relationships, shall not be deemed to be “Subsidiaries” of such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.
     “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
     “Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
     “Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person

(without regard to accounting treatment), other than obligations under (i) the Production Platform Lease Agreement 2002-1, dated as of June 27, 2002, between Devon Energy Production Company, L.P., an Oklahoma limited partnership and successor by merger to Devon Louisiana Corporation (“DEPCO”), as lessee, and Ocean Energy/Boomvang Platform Statutory Trust 2002-1, a Delaware statutory business trust, as lessor, the Operative Documents (as defined therein) and the Other Operative Documents (as defined therein), (ii) the Production Platform Lease Agreement 2002-2, dated as of June 27, 2002, between DEPCO, as lessee, and Ocean Energy/Boomvang Platform Statutory Trust 2002-2, a Delaware statutory business trust, as lessor, the Operative Documents (as defined therein) and the Other Operative Documents (as defined therein), (iii) the Production Platform Lease Agreement 2002-1, dated as of January 29, 2002, between Devon Louisiana, as lessee, and Ocean Energy/Nansen Platform Statutory Trust 2002-1, a Delaware statutory business trust, as lessor, the Operative Documents (as defined therein) and the Other Operative Documents (as defined therein), and (iv) the Production Platform Lease Agreement 2002-2, dated as of January 29, 2002, between DEPCO, as lessee, and Ocean Energy/Nansen Platform Statutory Trust 2002-2, a Delaware statutory business trust, as lessor, the Operative Documents (as defined therein) and the Other Operative Documents (as defined therein), in each case, as amended, supplemented, amended and restated, refinanced or replaced from time to time.
     “Taxes” has the meaning specified in Section 4.01(a).
     “Termination Event” means (a) the occurrence with respect to any ERISA Plan of (i) a reportable event described in Sections 4043(c)(5) or (6) of ERISA or (ii) any other reportable event described in Section 4043(c) of ERISA other than a reportable event not subject to the provision for 30-day notice to the Pension Benefit Guaranty Corporation pursuant to a waiver by such corporation under Section 4043(a) of ERISA; or (b) the withdrawal of any ERISA Affiliate from an ERISA Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA; or (c) a complete or partial withdrawal by any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; or (d) the filing of a notice of intent to terminate any ERISA Plan or Multiemployer Plan or the treatment of any ERISA Plan amendment or Multiemployer Plan amendment as a termination under Section 4041 or 4041A of ERISA; or (e) the institution of proceedings to terminate any ERISA Plan or Multiemployer Plan by the Pension Benefit Guaranty Corporation under Section 4042 of ERISA; or (f) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any ERISA Plan or Multiemployer Plan.
     “Threshold Amount” means at any time, the greater of $250,000,000 and 2.5% of Consolidated Net Worth determined as of the end of the most recent Fiscal Quarter.
     “Total Capitalization” means the sum (without duplication) of (i) Consolidated Total Funded Debt plus (ii) the Borrower’s consolidated shareholder’s equity plus (iii) 60% of the outstanding balance of the Devon Trust Securities. Total Capitalization shall be calculated excluding non-cash write-downs and related charges which are required under Rule 4-10 (Financial Accounting and Reporting for Oil and Gas Producing Activities Pursuant to the Federal Securities Laws and the Energy Policy and Conservation Act of 1975) of Regulation S-X promulgated by SEC Regulation, or by GAAP.
     “Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.
     “United States” and “U.S.” mean the United States of America.

     “Uncontested Portion” means, with respect to any Swap Termination Value or any Synthetic Lease Obligation, the amount thereof that is not being contested by the Borrower or one of its Subsidiaries diligently in good faith.
     “Unrestricted Subsidiary” means any Subsidiary of the Borrower that is not a Restricted Subsidiary.
     1.02. Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
     (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
     (b) (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.
     (ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.
     (iii) The term “including” is by way of example and not limitation.
     (iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.
     (c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
     (d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
     1.03. Accounting Terms. (a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.
     (b) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders and the Borrower); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
     1.04. Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
     1.05. References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.
     1.06. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).
ARTICLE 2. COMMITMENTS AND BORROWING
     2.01. Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of the Commitment of such Lender; provided, however, that after giving effect to any Borrowing, (i) the Outstanding Amount of all Loans shall not exceed the Aggregate Commitments, and (ii) the Outstanding Amount of the Loans of any Lender shall not exceed the Commitment of such Lender. Within the limits of the Commitment of each Lender, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.03, and reborrow under this Section 2.01. Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.
     2.02. Borrowings, Conversions and Continuations of Loans.
     (a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to (except as provided in Section 4.03) the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) two Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Section 2.03(b), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.
     (b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 5.02 (and, if such Borrowing is the initial Borrowing, Section 5.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.
     (c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of an Event of Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.
     (d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.
     (e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to Loans.
     2.03. Prepayments.
     (a) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) two Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 4.05. Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Pro Rata Shares.
     (b) If for any reason the Outstanding Amount of all Loans at any time exceeds the Aggregate Commitments then in effect, the Borrower shall immediately prepay Loans in an aggregate amount equal to such excess.
     2.04. Repayment of Loans. The Borrower shall repay to each Lender on the Maturity Date the aggregate principal amount of its Loans and all other Obligations owing to such Lender outstanding on such date.
ARTICLE 3. GENERAL PROVISIONS APPLICABLE TO CREDIT FACILITY
     3.01. Interest on Loans.
     (a) Subject to the provisions of subsection (c) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the LIBOR Market Rate Spread; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate.
     (b) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
     (c) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the rate two percent (2%) above the rate that was applicable to such Loan before a principal payment on such Loan became past due, to the fullest extent permitted by applicable Laws.
     (ii) If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Base Rate plus two percent (2%), to the fullest extent permitted by applicable Laws.

     (iii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
     3.02. Fees.
     (a) Facility Fees.
     (i) The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share, a facility fee equal to the Facility Fee Rate times the actual daily amount of the Aggregate Commitments (or, if the Aggregate Commitments have terminated, on the Outstanding Amount of all Loans), regardless of usage; provided, however, that no facility fee shall accrue on the unused portion of the Aggregate Commitments of a Defaulting Lender during any period that such Lender shall be a Defaulting Lender.
     (ii) The facility fees shall accrue at all times during the Availability Period (and thereafter so long as any Loans remain outstanding), including at any time during which one or more of the conditions in Article 5 is not met, and shall be due and payable quarterly in arrears on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date (and, if applicable, thereafter on demand). The facility fees shall be calculated quarterly in arrears, and if there is any change in the Facility Fee Rate during any quarter, the actual daily amount shall be computed and multiplied by the Facility Fee Rate separately for each period during such quarter that such Facility Fee Rate was in effect.
     (b) [Reserved.]
     (c) [Reserved.]
     (d) Other Fees. The Borrower shall pay to the Joint Lead Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
     3.03. Computation of Interest and Fees on Loans. All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest on Loans shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 3.05(a), bear interest for one day.
     3.04. Evidence of Debt. The Borrowings made by each Lender shall be evidenced by one or more accounts or records maintained with respect to the Borrower by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Borrowings made by the Lenders to the Borrower and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
     3.05. Payments Generally.
     (a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent or the Administrative Agent’s Office, as applicable, will promptly distribute to each applicable Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.
     (b) If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
     (c) Unless the Borrower or any Lender has notified the Administrative Agent, prior to the time any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:
     (i) if the Borrower failed to make such payment, each applicable Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the Federal Funds Rate from time to time in effect; and
     (ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Federal Funds Rate from time to time in effect. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.
     A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.
     (d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article 3, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Borrowing set forth in Article 5 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
     (e) The obligations of the Lenders hereunder to make Loans are several and not joint. The failure of any Lender to make any Loan on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan.
     (f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
     3.06. Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (i) notify the Administrative Agent of such fact, and (ii) purchase from the other Lenders such participations in the Loans made by them, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the applicable purchasing Lender under any of the circumstances described in Section 11.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other applicable Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrower agrees that any Lender so purchasing a participation from the other Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 11.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this subsection and will in each case notify the applicable Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this subsection shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.
     3.07. Increase in Commitments.
     (a) The Borrower shall have the right (in consultation with the Administrative Agent), without the consent of any of the Lenders, to cause from time to time an increase in the Aggregate Commitments by adding to this Agreement one or more additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and its counsel or by allowing one or more Lenders to increase their respective Commitments, provided, however, (i) no Default shall exist, (ii) no such increase shall result in the Aggregate Commitments exceeding $1,000,000,000, (iii) no such increase shall be in an amount less than $50,000,000, and (iv) no Lender’s Commitment shall be increased without such Lender’s consent.
     (b) If the Aggregate Commitments are increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date. As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (i) certifying that any such increase has been authorized by such Loan Party, and (ii) in the case of the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article 6 and the other Loan Documents made by it are true and correct in all material respects on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and (B) no Default exists. The Borrower shall prepay any Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 4.05) to the extent necessary to keep the outstanding Loans ratable with any revised Pro Rata Shares arising from any nonratable increase in the Commitments under this Section.
     (c) This Section shall supersede any provisions in Sections 3.06 or 11.01 to the contrary.
     3.08. Termination or Reduction of Commitments. The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. two Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrower shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of all Loans would exceed the Aggregate Commitments. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to such Lender’s Pro Rata Share. All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

ARTICLE 4. TAXES, YIELD PROTECTION AND ILLEGALITY
     4.01. Taxes.
     (a) Except to the extent that the Borrower shall be required by any Law to deduct any Taxes from or in respect of any sum payable under any Loan Document, any and all payments by the Borrower to or for the account of the Administrative Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of the Administrative Agent and each Lender, (i) taxes imposed on or measured by its overall net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which the Administrative Agent or such Lender, as the case may be, is organized or maintains its applicable lending office or a jurisdiction in which the Administrative Agent or such Lender, as the case may be, is deemed to be doing business (except for a jurisdiction in which the Administrative Agent or such Lender, as the case may be, would not be treated as doing business but for and solely as a result of its participation in the transactions governed by the Loan Documents), (ii) withholding taxes excluded by Section 11.07(e) and (iii) U.S. back-up withholding taxes (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). If the Borrower shall be required by any Law to deduct any Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, (i) subject to compliance by such Lender with Sections 11.15 and 4.01(f), as applicable, the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), each of the Administrative Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within 30 days after the date of such payment, the Borrower shall furnish to the Administrative Agent (which shall forward the same to such Lender) the original or a certified copy of a receipt evidencing payment thereof.
     (b) In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (excluding, in each case, amounts imposed on an assignment, a grant of a participation or other transfer of an interest in any Loan or Loan Document, except to the extent pursuant to a request of the Borrower or to the extent that such assignment, grant or other transfer was compelled by Law) (hereinafter referred to as “Other Taxes”).
     (c) If the Borrower shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, the Borrower shall also pay to the Administrative Agent or to such Lender, as the case may be, at the time interest is paid, such additional amount that the Administrative Agent or such Lender specifies is necessary to preserve the after-tax yield, after factoring in all taxes, including taxes imposed on or measured by net income, that the Administrative Agent or such Lender would have received if such Taxes or Other Taxes had not been imposed and after taking into account any tax credits arising from or relating to such deduction or withholding, it being understood that to the extent a Lender certifies in good faith that it is not entitled to a tax credit

(or is not able to use the tax credit to preserve its after-tax yield at a level in excess of that which would be otherwise obtainable if the tax credit were not available), such tax credits shall not be taken into account.
     (d) Subject to compliance by such Lender with Sections 11.15 and 4.01(f), as applicable, the Borrower agrees to indemnify the Administrative Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by the Administrative Agent and such Lender, (ii) amounts payable under Section 4.01(c) and (iii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that the Borrower shall not be obligated to indemnify the Administrative Agent or any Lender pursuant to this Section 4.01(d) in respect of penalties, interest or expenses arising from or with respect to such Taxes or Other Taxes if such penalties, interest or expenses are attributable to the gross negligence or willful misconduct of the Person seeking indemnification. Any payment required to be made under this Section 4.01(d) shall be made within 30 days after the date such Lender or the Administrative Agent makes a demand therefor.
     (e) In the event that any Lender or the Administrative Agent receives a refund in respect of Taxes or Other Taxes as to which it has been paid additional amounts by the Borrower pursuant to clause (a) or (b) above or indemnified by the Borrower pursuant to clause (d) and such Lender or Administrative Agent, as applicable, reasonably determines that such refund is attributable to such additional amounts or indemnification, then such Lender or Administrative Agent, as applicable, shall promptly notify the Administrative Agent and the Borrower and shall within 30 Business Days remit to the Borrower an amount as such Lender or Administrative Agent, as applicable, determines to be the proportion of the refunded amount as will leave it, after such remittance, in no better or worse position than it would have been if the Taxes or Other Taxes had not been imposed and the corresponding additional amounts or indemnification payment not been made; provided, that the Borrower, upon request by the Administrative Agent or such Lender, shall promptly return such refund to the Administrative Agent or such Lender, as the case may be, in the event that the Administrative Agent or such Lender is required to repay such refund to the relevant Governmental Authority. Nothing contained in this Section 4.01(e) shall require the Administrative Agent or any Lender (i) to make available to the Borrower any of its tax returns or any other information relating to its taxes that it deems to be confidential or (ii) to arrange its affairs in any way in order to maximize a refund or credit of taxes described in this Section 4.01.
     (f) If requested by the Borrower, any Lender claiming any indemnity or additional amounts payable pursuant to this Section 4.01 shall use its reasonable efforts (consistent with its reasonable internal policy and legal and regulatory restrictions) to change the jurisdiction of its designated Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such indemnity or additional amounts which would be payable or may thereafter accrue; provided, that such designation would not, in the sole judgment of such Lender exercised in good faith, be otherwise disadvantageous to such Lender; provided, further, that nothing in this Section 4.01(f) shall adversely affect or postpone any of the obligations of the Borrower or the rights of any Lender under this Agreement.
     4.02. Illegality.

     (a) If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender (i) to make or continue Eurodollar Rate Loans, or (ii) to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans, to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.
     (b) With respect to each Lender that has delivered a notice pursuant to Section 4.02(a), the Base Rate with respect to Loans made by such Lender shall be calculated as if clause (c) of the definition of “Base Rate” were not included in the definition of “Base Rate” during the period such notice remains in force and effect.
      4.03. Inability to Determine Rates.
     If the Required Lenders determine that for any reason in connection with any request for a Loan or a conversion or continuation thereof that adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or a Base Rate Loan, or that the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.
     4.04. Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurodollar Rate Loans.
     (a) If any Lender determines that as a result of a Change in Law, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Loans, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this subsection (a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 4.01 shall govern), (ii) changes in the basis of taxation of, or in the rate or amount of taxes imposed on or measured by reference to, overall net income or franchise taxes (in lieu of net income taxes), or overall gross income by the United States or any other foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized or maintains a Lending Office, (iii) taxes excluded by Section 4.01, and

(iv) reserve requirements contemplated by Section 4.04(c)), then from time to time within 20 days following delivery by such Lender of a certificate described in Section 4.06 (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.
     (b) If any Lender determines that a Change in Law regarding capital adequacy or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.
     (c) The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan, equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 15 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 15 days from receipt of such notice.
     4.05. Compensation for Losses. Within 20 days following delivery by any Lender of a certificate described in Section 4.06, upon demand of such Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
     (a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan, on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or
     (b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan, on the date or in the amount notified by the Borrower; or
     (c) any assignment of a Eurodollar Rate Loan, on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.16;
excluding any loss of anticipated profits but including any actual loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.
     4.06. Matters Applicable to all Requests for Compensation.
     A certificate of the Administrative Agent or any Lender claiming compensation under this Article 4 and setting forth the additional amount or amounts to be paid to it hereunder and the basis and calculation thereof shall be conclusive in the absence of manifest error. In determining such amount, the

Administrative Agent or such Lender may use any reasonable averaging and attribution methods. The Borrower may reasonably request copies of documentation supporting such methods.
     Upon any Lender’s making a claim for compensation under Section 4.01 or 4.04 or claiming the benefit of Section 4.02, the Borrower may replace such Lender in accordance with Section 11.16.
     Notwithstanding any other provision of this Agreement to the contrary, the Borrower shall not be under any obligation to compensate the Administrative Agent or any Lender under Sections 4.01, 4.04 or 4.05 with respect to any request to be compensated for any losses, costs, expenses or other amounts relating to any period prior to the date that is 180 days prior to such request if such Lender or the Administrative Agent, as the case may be, knew of the circumstances giving rise to such losses, costs, expenses or amounts.
     4.07. Survival. All of the Borrower’s obligations under this Article 4 shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.
ARTICLE 5. CONDITIONS PRECEDENT TO BORROWINGS
     5.01. Conditions to Effectiveness of this Agreement. This Agreement is being executed and delivered on the Closing Date and shall become effective as of the Closing Date upon the satisfaction of the following conditions precedent:
     (a) The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:
     (i) executed counterparts of this Agreement and the Devon Financing Guaranty, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;
     (ii) a Note executed by the Borrower, as applicable in favor of each Lender requesting a Note;
     (iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;
     (iv) such documents and certificates as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, validly existing and in good standing issued by appropriate public officials of the jurisdiction of such Loan Party’s organization or formation;
     (v) favorable opinions of (i) Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Loan Parties and (ii) if Devon Financing is a Nova Scotia unlimited company, Stewart McKelvey, Nova Scotia counsel to Devon Financing, in each case addressed to the Administrative Agent and each Lender, as to the matters set forth in

Exhibit F, as applicable, and such other matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request;
     (vi) a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 5.02(a) and (b) have been satisfied, (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect; and (C) the current Debt Ratings; and
     (vii) a duly completed Compliance Certificate as of June 30, 2009, signed by a Responsible Officer of the Borrower.
     (b) Any fees required to be paid on or before the Closing Date shall have been paid.
     (c) Unless waived by the Administrative Agent, the Borrower shall have paid all reasonable and documented Attorney Costs of the Administrative Agent to the extent invoiced prior to the Closing Date, plus such additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings; provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent; and provided further that, as used in this Section 5.01(c), “Attorney Costs” shall include all fees, expenses and disbursements of only one law firm constituting counsel to the Administrative Agent.
     5.02. Conditions to all Borrowings. The obligations of each Lender to honor any Loan Notice (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Loans) are subject to the following conditions precedent:
     (a) The representations and warranties of the Borrower and each other Loan Party (i) which are contained in Article 6, any other Loan Document, such Loan Notice and the most recent Compliance Certificate delivered to Administrative Agent prior to the requested date for such Borrowing, or (ii) which are contained in any other document furnished at any time under or in connection herewith or therewith that specifically states therein that such representations and warranties are being made for the benefit of the Lenders and the Administrative Agent, shall be true and correct (in the case of each representation and warranty described in clause (i) or (ii) immediately preceding) in all material respects on and as of the date of such Borrowing, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.
     (b) No Default shall exist, or would result from such proposed Borrowing.
     (c) The Administrative Agent shall have received a Loan Notice in accordance with the requirements hereof.
Each Loan Notice (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 5.02(a) and (b) have been satisfied on and as of the date of the applicable Borrowing.

     5.03. Confirmation of Conditions to Effectiveness of this Agreement. The Administrative Agent shall provide prompt written notice to the Borrower and the Lenders of the satisfaction (or waiver) of the conditions precedent set forth in Section 5.01 and the effectiveness of this Agreement.
ARTICLE 6. REPRESENTATIONS AND WARRANTIES
     To confirm each Lender’s understanding concerning Restricted Persons and Restricted Persons’ businesses, properties and obligations and to induce each Lender to enter into this Agreement and to extend credit hereunder, the Borrower represents and warrants to each Lender with respect to all of the following matters that:
     6.01. No Default. No event has occurred and is continuing which constitutes a Default.
     6.02. Organization and Good Standing. Each Restricted Person is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, having all powers required to carry on its business and enter into and carry out the transactions contemplated hereby. Each Restricted Person is duly qualified, in good standing, and authorized to do business in all other jurisdictions within the United States where the failure to so qualify would have a Material Adverse Effect. Each Restricted Person has taken all actions and procedures customarily taken in order to enter, for the purpose of conducting business or owning property, each jurisdiction outside the United States where the failure to take such actions or procedures would have a Material Adverse Effect.
     6.03. Authorization. The Borrower has duly taken all action necessary to authorize the execution and delivery by it of the Loan Documents to which it is a party and to authorize the consummation of the transactions contemplated thereby and the performance of its obligations thereunder. The Borrower is duly authorized to make Borrowings hereunder.
     6.04. No Conflicts or Consents. The execution and delivery by the various Restricted Persons of the Loan Documents to which each is a party, the performance by each of its obligations under such Loan Documents, and the consummation of the transactions contemplated by the various Loan Documents, do not and will not conflict with any provision of (A) any Law, (B) the Organizational Documents of any Restricted Person, or (C) any agreement, judgment, license, order or permit applicable to or binding upon any Restricted Person unless such conflict would not reasonably be expected to have a Material Adverse Effect, or  result in the acceleration of any Indebtedness owed by any Restricted Person which would reasonably be expected to have a Material Adverse Effect, or  result in or require the creation of any Lien upon any assets or properties of any Restricted Person which would reasonably be expected to have a Material Adverse Effect, except as expressly contemplated or permitted in the Loan Documents. Except as expressly contemplated in the Loan Documents no consent, approval, authorization or order of, and no notice to or filing with, any Governmental Authority or third party is required in connection with the execution, delivery or performance by any Restricted Person of any Loan Document or to consummate any transactions contemplated by the Loan Documents, unless failure to obtain such consent, approval, authorization or order or provide such notice or filing would not reasonably be expected to have a Material Adverse Effect.
     6.05. Enforceable Obligations. This Agreement is, and the other Loan Documents when duly executed and delivered will be, legal, valid and binding obligations of each Restricted Person which is a party hereto or thereto, enforceable in accordance with their terms except as such enforcement may be limited by applicable Debtor Relief Laws.

     6.06. Full Disclosure. No certificate, statement or other information delivered herewith or heretofore by any Restricted Person to any Lender in connection with the negotiation of this Agreement or in connection with any transaction contemplated hereby contains any untrue statement of a material fact or when taken together with all reports, statements, schedules and other information included in filings made by the Borrower and its Subsidiaries with the SEC (collectively, “SEC Filings”) omits to state any material fact known to any Restricted Person (other than industry-wide risks normally associated with the types of businesses conducted by Restricted Persons) necessary to make the statements contained herein or therein not misleading as of the date made or deemed made. There is no fact known to any Restricted Person (other than industry-wide risks normally associated with the types of businesses conducted by Restricted Persons) that has not been disclosed in the SEC Filings or a Disclosure Report to each Lender in writing which would reasonably be expected to have a Material Adverse Effect.
     6.07. Litigation. Except as disclosed in the SEC Filings or in the Disclosure Schedule or a Disclosure Report there are no actions, suits or legal, equitable, arbitrative or administrative proceedings pending, or to the knowledge of any Restricted Person threatened, against any Restricted Person before any Governmental Authority which would reasonably be expected to have a Material Adverse Effect, and  there are no outstanding judgments, injunctions, writs, rulings or orders by any such Governmental Authority against any Restricted Person which would reasonably be expected to have a Material Adverse Effect.
     6.08. ERISA Plans and Liabilities. All ERISA Plans and Multiemployer Plans existing as of the date hereof are listed in the Disclosure Schedule. Except as disclosed in the Disclosure Schedule, in the SEC Filings or a Disclosure Report, no Termination Event when taken together with all other Termination Events, would reasonably be expected to have a Material Adverse Effect. Except as set forth in the Disclosure Schedule or in the Annual Report on Form 10K or the Quarterly Report on Form 10Q of the Borrower filed with the SEC, (i) no “accumulated funding deficiency” (as defined in Section 412(a) of the Internal Revenue Code) exists with respect to any ERISA Plan, whether or not waived by the Secretary of the Treasury or his delegate, (ii) the total amount of withdrawal liability that would be incurred by all ERISA Affiliates upon their complete withdrawal from all Multiemployer Plans would not reasonably be expected to exceed the Threshold Amount, and (iii) the total present value of all unfunded benefit liabilities within the meaning of Title IV of ERISA of all ERISA Plans (based upon the actuarial assumptions used to fund each such Plan) did not, as of the respective annual valuation dates for the most recently ended plan year of each such plan, exceed the Threshold Amount.
     6.09. Environmental and Other Laws. Except as disclosed in the Disclosure Schedule, Restricted Persons are conducting their businesses in material compliance with all applicable Laws, including Environmental Laws, and have and are in compliance with all licenses and permits required under any such Laws, unless failure to so comply would not reasonably be expected to have a Material Adverse Effect;  none of the operations or properties of any Restricted Person is the subject of federal, state or local investigation evaluating whether any material remedial action is needed to respond to a release of any Hazardous Materials into the environment or to the improper storage or disposal (including storage or disposal at offsite locations) of any Hazardous Materials, unless such remedial action would not reasonably be expected to have a Material Adverse Effect; and  no Restricted Person (and to the best knowledge of the Borrower, no other Person) has filed any notice under any Law indicating that any Restricted Person is responsible for the improper release into the environment, or the improper storage or disposal, of any material amount of any Hazardous Materials or that any Hazardous Materials have been improperly released, or are improperly stored or disposed of, upon any property of any Restricted Person, unless such failure to so comply would not reasonably be expected to have a Material Adverse Effect.

     6.10. Material Subsidiaries. As of the date hereof, the Borrower does not have any Material Subsidiary except those listed in the Disclosure Schedule, and the Borrower owns, directly or indirectly, the equity interest in each of its Material Subsidiaries which is indicated in the Disclosure Schedule.
     6.11. Title to Properties; Licenses. Each Restricted Person has good and defensible title to all of its material properties and assets, free and clear of all Liens other than Permitted Liens and of all impediments to the use of such properties and assets in such Restricted Person’s business except to the extent failure to have such title would not have a Material Adverse Effect. Each Restricted Person possesses all licenses, permits, franchises, patents, copyrights, trademarks and trade names, and other intellectual property (or otherwise possesses the right to use such intellectual property) which are necessary to carry out its business as presently conducted and as presently proposed to be conducted hereafter except to the extent failure to possess such licenses, permits, franchises, and intellectual property would not have a Material Adverse Effect, and no Restricted Person is in violation in any material respect of the terms under which it possesses such intellectual property or the right to use such intellectual property except to the extent any such violation would not have a Material Adverse Effect.
     6.12. Government Regulation. No Restricted Person owing Obligations is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
     6.13. Solvency. Upon giving effect to the issuance of the Notes, the execution of each Loan Document by the Borrower and the consummation of the transactions contemplated hereby, the Borrower will be solvent (as such term is used in applicable bankruptcy, liquidation, receivership, insolvency or similar Laws).
ARTICLE 7. AFFIRMATIVE COVENANTS
     So long as any Lender shall have any Commitment hereunder or any Loan or interest thereon or fee owed hereunder shall remain unpaid or unsatisfied, the Borrower shall, and shall cause each applicable Restricted Subsidiary to, comply with the following covenants:
     7.01. Payment and Performance. The Borrower will pay all amounts due and payable by the Borrower under the Loan Documents in accordance with the terms thereof and will observe, perform and comply with every covenant and term in the Loan Documents applicable to it. The Borrower will cause each other Restricted Person to observe, perform and comply with every such term and covenant in any Loan Document applicable to it.
     7.02. Books, Financial Statements and Reports. Each Restricted Person will at all times maintain full and accurate books of account and records. The Borrower will furnish the following statements and reports to Administrative Agent at the Borrower’s expense:
     (a) Within five (5) Business Days of being filed with the SEC, and in any event within ninety (90) days after the end of each Fiscal Year, complete consolidated financial statements of the Borrower together with all notes thereto, prepared in reasonable detail in accordance with GAAP, together with an unqualified opinion, based on an audit using generally accepted auditing standards, by KPMG Peat Marwick L.L.P., or other independent certified public accountants selected by the Borrower and reasonably acceptable to Administrative Agent, stating that such consolidated financial statements have been so prepared. These financial statements shall contain a consolidated balance sheet as of the end of such Fiscal Year and consolidated statements of earnings, of cash flows, and of changes in owners’ equity for such Fiscal Year, each setting forth in comparative form the corresponding figures for the preceding

Fiscal Year. In addition, together with each such set of financial statements, the Borrower will furnish to Administrative Agent a Compliance Certificate signed by a Responsible Officer of the Borrower, stating that such financial statements are accurate and complete, stating that such Person has reviewed or caused to be reviewed the Loan Documents, containing all calculations required to be made to show compliance or non-compliance with the provisions of Section 8.06, and further stating that to such Person’s best knowledge there is no condition or event at the end of such Fiscal Year or at the time of such certificate which constitutes a Default or, if a Default exists, specifying the nature and period of existence of any such condition or event.
     (b) Within five (5) Business Days of being filed with the SEC, and in any event within forty-five (45) days after the end of each Fiscal Quarter, the Borrower’s consolidated and consolidating balance sheet and income statement as of the end of such Fiscal Quarter and a consolidated statement of cash flows for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, all in reasonable detail and prepared in accordance with GAAP, subject to changes resulting from normal year-end adjustments. In addition the Borrower will, together with each such set of financial statements, furnish a Compliance Certificate signed by a Responsible Officer of the Borrower stating that such financial statements are accurate and complete (subject to normal year-end adjustments), stating that such Person has reviewed or caused to be reviewed the Loan Documents, containing all calculations required to be made by the Borrower to show compliance or non-compliance with the provisions of Section 8.06 and further stating that to such Person’s best knowledge there is no condition or event at the end of such Fiscal Quarter or at the time of such certificate which constitutes a Default or if a Default exists, specifying the nature and period of existence of any such condition or event.
     (c) Promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements sent by the Borrower to its stockholders and all registration statements, periodic reports and other statements and schedules filed by the Borrower with any securities exchange, the SEC or any similar Governmental Authority, including any information or estimates with respect to the Borrower’s oil and gas business (including its exploration, development and production activities) which are required to be furnished in the Borrower’s annual report pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended.
     Documents required to be delivered pursuant to this Section 7.02 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by this Section 7.02 to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
     The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Joint Lead Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (in this Section, each, a “Public Lender”). The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Joint Lead Arrangers, and the Lenders to treat the Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent the Borrower Materials constitute Information, they shall be treated as set forth in Section 11.02); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Joint Lead Arrangers shall be entitled to treat the Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Notwithstanding any provision or implication herein to the contrary, the Borrower shall not be under any obligation to mark any Borrower Materials “PUBLIC”.
     7.03. Other Information and Inspections. Each Restricted Person will furnish to each Lender any information which Administrative Agent may from time to time reasonably request concerning any covenant, provision or condition of the Loan Documents or any matter in connection with such Persons’ businesses and operations. Each Restricted Person will permit representatives appointed by Administrative Agent (including independent accountants, auditors, agents, and attorneys) to visit and inspect upon prior written notice during normal business hours, at the Administrative Agent’s expense (except during the continuance of an Event of Default), any of such Restricted Person’s property, including its books of account, other books and records, and any facilities or other business assets, and to make extra copies therefrom and photocopies and photographs thereof, and to write down and record any information such representatives obtain, and each Restricted Person shall permit Administrative Agent or its representatives to investigate and verify the accuracy of the information furnished to Administrative Agent or any Lender in connection with the Loan Documents and to discuss all such matters with its officers, employees and representatives.
     7.04. Notice of Material Events. The Borrower will promptly notify each Lender in writing, stating that such notice is being given pursuant to this Agreement, of:
     (a) the occurrence of any event which would have a Material Adverse Effect,
     (b) the occurrence of any Default,
     (c) the acceleration of the maturity of any Indebtedness for borrowed money owed by any Restricted Person having a principal balance of more than $150,000,000, or of any default by any Restricted Person under any indenture, mortgage, agreement, contract or other instrument to which any of them is a party or by which any of them or any of their properties is bound, if such default would have a Material Adverse Effect,

     (d) the occurrence of any Termination Event which could reasonably be expected to cause (i) the total amount of withdrawal liability that would be incurred by all ERISA Affiliates upon their complete withdrawal from all Multiemployer Plans to exceed the Threshold Amount, or (ii) the aggregate amount of unfunded liabilities with respect to ERISA Plans to exceed the Threshold Amount,
     (e) any claim that has a reasonable possibility of resulting in liability equal to or greater than the Threshold Amount, any notice under any Environmental Laws that has a reasonable possibility of resulting in liability which exceeds such amount, or any other material adverse claim asserted against any Restricted Person or with respect to any Restricted Person’s properties,
     (f) the filing of any suit or proceeding against any Restricted Person which might reasonably be expected to have a Material Adverse Effect,
     (g) any announcement by Moody’s or S&P of any change in the Debt Rating, and
     (h) any change in its Fiscal Year.
     7.05. Maintenance of Properties. Each Restricted Person will maintain, preserve, protect, and keep all property used or useful in the conduct of its business in good condition, and will from time to time make all repairs, renewals and replacements needed to enable the business and operations carried on in connection therewith to be promptly and advantageously conducted at all times except to the extent failure to do so would not reasonably be expected to have a Material Adverse Effect.
     7.06. Maintenance of Existence and Qualifications. Subject to Section 8.03 and Section 8.04, each Restricted Person will maintain and preserve its existence and, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect, its rights and franchises in full force and effect and will qualify to do business in all states or jurisdictions where the failure so to qualify will have a Material Adverse Effect.
     7.07. Payment of Taxes, etc. Each Restricted Person will timely file all required tax returns; timely pay all taxes, assessments, and other governmental charges or levies imposed upon it or upon its income, profits or property; and maintain appropriate accruals and reserves for all of the foregoing in accordance with GAAP. Each Restricted Person may, however, delay paying or discharging any of the foregoing so long as (i) it is in good faith contesting the validity thereof by appropriate proceedings and has set aside on its books adequate reserves therefor, or (ii) the failure to pay or discharge such tax (or file any return with respect thereto) would not reasonably be expected to result in a Lien that would violate Section 8.02.
     7.08. Insurance. Each Restricted Person will keep or cause to be kept insured in accordance with industry standards by financially sound and reputable insurers, its surface equipment and other property of a character usually insured by similar Persons engaged in the same or similar businesses.
     7.09. Compliance with Law. Each Restricted Person will conduct its business and affairs in compliance with all Laws applicable thereto except to the extent failure to do so would not reasonably be expected to have a Material Adverse Effect.

     7.10. Environmental Matters.
     (a) Each Restricted Person will comply in all material respects with all Environmental Laws now or hereafter applicable to such Restricted Person, as well as all contractual obligations and agreements with respect to environmental remediation or other environmental matters, and shall obtain, at or prior to the time required by applicable Environmental Laws, all environmental, health and safety permits, licenses and other authorizations necessary for its operations and will maintain such authorizations in full force and effect, unless such failure to so comply would not reasonably be expected to have a Material Adverse Effect.
     (b) The Borrower will promptly furnish to Administrative Agent all written notices of violation, orders, claims, citations, complaints, penalty assessments, suits or other proceedings received by the Borrower, or of which it has notice, pending or threatened against any Restricted Person, by any Governmental Authority with respect to any alleged violation of or non-compliance with any Environmental Laws or any permits, licenses or authorizations in connection with its ownership or use of its properties or the operation of its business which has a reasonable possibility of resulting in a liability or claim in excess of the Threshold Amount.
     7.11. Use of Proceeds. The Borrower shall use the proceeds of the Borrowings for commercial paper backstop and other general corporate purposes not in contravention of any Law or of any Loan Document. If proceeds of the Borrowings are used for a purpose which is governed by Reg U, the Borrower shall comply with Reg U in all respects.
     7.12. Additional Guarantors. At its option, the Borrower may designate any Domestic Subsidiary as a Guarantor by giving the Administrative Agent revocable written notice thereof, and promptly after such notification (and in any event within ten (10) Business Days), cause such Domestic Subsidiary to (a) become a Guarantor by executing and delivering to the Administrative Agent a guaranty substantially in the form of the Devon Financing Guaranty or such other document as the Administrative Agent shall deem appropriate for such purpose, and (b) deliver to the Administrative Agent, with respect to such Guarantor, documents of the types referred to in clauses (iii) and (iv) of Section 5.01(a) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in the preceding clause (a)), all in form, content and scope reasonably satisfactory to the Administrative Agent.
ARTICLE 8. NEGATIVE COVENANTS OF THE BORROWER
     So long as any Lender shall have any Commitment hereunder or any Loan or interest thereon or any fee hereunder shall remain unpaid or unsatisfied, the Borrower shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly:
     8.01. Indebtedness. No Restricted Subsidiary will in any manner owe or be liable for Indebtedness except:
     (a) the Obligations;
     (b) capital lease obligations (excluding oil, gas or mineral leases) entered into in the ordinary course of such Restricted Subsidiary’s business in arm’s length transactions at competitive market rates under competitive terms and conditions in all respects, provided that such capital lease obligations required to be paid in any Fiscal Year do not in the aggregate exceed $100,000,000 for all Restricted Subsidiaries;

     (c) unsecured Indebtedness owed among the Borrower and its Subsidiaries, excluding any Indebtedness owed by a Restricted Subsidiary to an Unrestricted Subsidiary that has been transferred, assigned or pledged to a Person other than the Borrower or a Subsidiary of the Borrower; provided that Indebtedness owed by any such Subsidiary to the Borrower may be secured by any and all assets of such Subsidiary;
     (d) guaranties by one Restricted Subsidiary of liabilities owed by another Restricted Person, if such liabilities either  are not Indebtedness or are allowed under subsections (a), (b) or (c) of this Section 8.01;
     (e) Indebtedness of the Restricted Subsidiaries for plugging and abandonment bonds or for letters of credit issued in place thereof which are required by regulatory authorities in the area of operations, and Indebtedness of the Restricted Subsidiaries for other bonds or letters of credit which are required by such regulatory authorities with respect to other normal oil and gas operations;
     (f) non-recourse Indebtedness as to which no Restricted Person provides any guaranty or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or is directly or indirectly liable (as a guarantor or otherwise); provided, that after giving effect to such Indebtedness outstanding from time to time, the Borrower is not in violation of Section 8.06;
     (g) Indebtedness of a Guarantor that is subordinated to the Obligations of such Person on terms which, in the reasonable opinion of the Administrative Agent, are customary for such Indebtedness or are otherwise acceptable;
     (h) Acquired Debt;
     (i) Indebtedness under Swap Contracts;
     (j) Indebtedness relating to the surety bond and letter of credit obligations (including replacements thereof) listed on the Disclosure Schedule and Indebtedness relating to the undrawn amount of surety bonds and letters of credit (exclusive of the surety bonds and letter of credit obligations listed on the Disclosure Schedule and replacements thereof) incurred in the ordinary course of business not to exceed 2% of Consolidated Assets at any time;
     (k) Indebtedness arising under the Devon Trust Securities;
     (l) Indebtedness owed by Devon Financing, including Indebtedness of Devon Financing with respect to guaranties of Indebtedness of the Borrower, to the extent the Borrower is in compliance with the terms of Section 8.06 at the time such guaranties are executed and delivered, provided that in each case, the Devon Financing Guaranty remains a valid, binding and enforceable obligation of Devon Financing or, if the Devon Financing Guaranty has been terminated, replacement guaranty agreements on the same terms are executed by Devon Financing and delivered to Administrative Agent, pursuant to this Agreement (along with documents with respect to Devon Financing similar to those specified in clauses (iii) and (iv) of Section 5.01(a));
     (m) Indebtedness outstanding on the Closing Date or thereafter incurred pursuant to funding commitments in existence on the Closing Date and listed in the Disclosure Schedule, as the same may be amended, supplemented or modified from time to time or extended, renewed, restructured, refinanced or replaced, so long as no Restricted Subsidiary increases (except for the purpose of paying any prepayment premium or any fees and expenses incurred in connection with such extension, renewal, restructuring, refinancing or replacement ) the aggregate principal amount thereof for which such Restricted Subsidiary (or any other Restricted Subsidiary) is then or may thereafter become liable;
     (n) Indebtedness of Restricted Subsidiaries that are Guarantors to the extent the Borrower is in compliance with the terms of Section 8.06 at the time such Indebtedness is incurred;
     (o) Indebtedness of Restricted Subsidiaries owed to a Guarantor arising under securities purchase or repurchase agreements between such Persons, which relate to securities evidencing equity interests in the Subsidiaries; and
     (p) miscellaneous items of Indebtedness of all Restricted Subsidiaries not otherwise permitted in subsections (a) through (o) which do not exceed at any one time an aggregate outstanding amount equal to the greater of $800,000,000 and five percent (5%) of Consolidated Net Worth determined as of the end of the most recent Fiscal Quarter.
     8.02. Limitation on Liens. Except for Permitted Liens, no Restricted Person will create, assume or permit to exist any Lien upon any of the properties or assets which it now owns or hereafter acquires.
     8.03. Fundamental Changes. The Borrower shall not consolidate with or merge or amalgamate with or into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person unless:
     (a) (i) in the case of a merger or amalgamation, the Borrower is the surviving entity; or
     (ii) the Person formed by such consolidation or into which the Borrower is merged or the Person which acquires by conveyance or transfer, or which leases, the properties and assets of the Borrower substantially as an entirety shall be a corporation, partnership, limited liability company or trust, shall be organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, shall have non-credit enhanced, senior unsecured long-term Indebtedness rated “investment grade” by S&P or Moody’s (or, in the event the Borrower did not have non-credit enhanced, senior unsecured long-term Indebtedness rated “investment grade” by S&P or Moody’s immediately preceding such transaction, such Person shall have non-credit enhanced, senior unsecured long-term Indebtedness that is not rated lower by S&P or Moody’s than S&P’s or Moody’s ratings, respectively, of the Borrower’s non-credit enhanced, senior unsecured long-term Indebtedness immediately preceding such transaction), and shall expressly assume, by an agreement supplemental hereto, executed and delivered to the Administrative Agent, in form reasonably satisfactory to the Administrative Agent, the obligations of the Borrower hereunder, including the due and punctual payment of the principal of and interest on all the Loans, and the performance of every covenant of this Agreement on the part of the Borrower to be performed or observed; and

     (b) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.
     8.04. Transactions with Affiliates. No Restricted Person will engage in any material transaction with any of its Affiliates on terms which are less favorable in any material respect to it than those which would have been obtainable at the time in arm’s-length dealing with Persons other than such Affiliates, provided that such restriction shall not apply to transactions among the Borrower and its Subsidiaries (including such transactions among such Subsidiaries).
     8.05. Prohibited Contracts. Except as expressly provided for in the Loan Documents, the Santa Fe Snyder Indentures, and documents and instruments evidencing or governing Indebtedness (or commitments with respect thereto) listed on the Disclosure Schedule or Acquired Debt, no Restricted Person will, directly or indirectly, enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability of any Subsidiary to make Restricted Payments to the Borrower or otherwise to transfer property to the Borrower, other than any limitation which would not be reasonably expected to materially impair the ability of the Borrower to perform its monetary obligations hereunder.
     8.06. Funded Debt to Total Capitalization. The ratio of the Borrower’s Consolidated Total Funded Debt to the Borrower’s Total Capitalization will not exceed sixty-five percent (65%) at the end of any Fiscal Quarter.
     8.07. Devon Trust; Devon Trust Securities. Devon Trust is a Restricted Person and shall exist for the exclusive purposes of issuing the Devon Trust Securities, investing the gross proceeds of the Devon Trust Securities in the Subordinated Borrower Debentures and engaging in only those other activities necessary or incidental thereto. The Borrower shall exercise its option to defer interest payments on the Subordinated Borrower Debentures rather than default on such interest payments. Devon Trust shall not redeem the Devon Trust Securities prior to their stated maturity, and the Borrower shall not prepay or redeem the Subordinated Borrower Debentures prior to their stated maturity, unless both immediately before and immediately after any such proposed prepayment or redemption, the Borrower is in compliance with Section 8.06 and no Default or Event of Default under Section 9.01(a), (f) or (h) is continuing.
ARTICLE 9. EVENTS OF DEFAULT AND REMEDIES
     9.01. Events of Default. Each of the following events constitutes an Event of Default under this Agreement:
     (a) The Borrower or any Guarantor fails to pay any principal component of any Obligation payable by it when due and payable or fails to pay any interest thereon or fee payable by it within three (3) Business Days after the date when due and payable or fails to pay any other Obligation within ten (10) Business Days after the date when due and payable, whether at a date for the payment of a fixed installment or as a contingent or other payment becomes due and payable or as a result of acceleration or otherwise;
     (b) Any “default” or “event of default” occurs under any Loan Document which defines either such term, and the same is not remedied within the applicable period of grace (if any) provided in such Loan Document;

     (c) Any Restricted Person fails (other than as referred to in subsections (a) or (b) above) to (i) duly comply with Section 7.11 of this Agreement or (ii) duly observe, perform or comply with any other covenant, agreement, condition or provision of any Loan Document, and such failure remains unremedied for a period of thirty (30) days after notice of such failure is given by Administrative Agent to the Borrower;
     (d) Any representation or warranty previously, presently or hereafter made in writing by or on behalf of any Restricted Person (i) in any Loan Document, any Loan Notice or the most recent Compliance Certificate delivered to Administrative Agent, or (ii) in any other document furnished at any time under or in connection herewith or therewith that specifically states therein that such representations and warranties are being made for the benefit of the Lenders and the Administrative Agent, shall (in the case of any representation or warranty described in clause (i) or (ii) immediately preceding) prove to have been false or incorrect in any material respect on any date on or as of which made, provided that if such falsity or lack of correctness is capable of being remedied or cured within a 30-day period, the Borrower shall (subject to the other provisions of this Section 9.01) have a period of 30 days after written notice thereof has been given to the Borrower by Administrative Agent within which to remedy or cure such falsity or lack of correctness; or this Agreement, any Note, or Guaranty executed by any Guarantor is asserted to be or at any time ceases to be valid, binding and enforceable in any material respect as warranted in Section 6.05 for any reason other than its release or subordination by Administrative Agent;
     (e) Any Restricted Person (i) fails to duly pay any Indebtedness in excess of $150,000,000 constituting principal or interest owed by it with respect to borrowed money or money otherwise owed under any note, bond, or similar instrument, or (ii) breaches or defaults in the performance of any agreement or instrument by which any such Indebtedness is issued, evidenced, governed, or secured, other than a breach or default described in clause (i) above, and any such failure, breach or default under this clause (ii) results in the acceleration of such Indebtedness; provided that notwithstanding any provision of this subsection (e) to the contrary, to the extent that the terms of any such agreement or instrument governing the sale, pledge or disposal of Margin Stock or utilization of the proceeds of such Indebtedness in connection therewith would result in such acceleration and in a Default or an Event of Default under this Agreement, and would cause this Agreement or any Loan to be subject to the margin requirements or any other restriction under Reg U, then such acceleration shall not constitute a Default or Event of Default under this subsection (e);
     (f) Either of the following occurs: (i) a Termination Event occurs and the total amount of withdrawal liability that would be incurred by all ERISA Affiliates upon their complete withdrawal from all Multiemployer Plans would reasonably be expected to exceed the Threshold Amount, or (ii) a Termination Event occurs and the total present value of all unfunded benefit liabilities within the meaning of Title IV of ERISA of all ERISA Plans (based upon the actuarial assumptions used to fund each such Plan) would reasonably be expected to exceed the Threshold Amount;
     (g) Any Change of Control occurs; or
     (h) The Borrower, any Guarantor or any other Restricted Person having assets with a book value equal to or greater than the Threshold Amount:

     (i) institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property having a book value equal to or greater than the Threshold Amount is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or
     (ii) becomes unable or admits in writing its inability or fails generally to pay its debts as they become due; or
     (iii) suffers a writ or warrant of attachment or similar process to be issued by any Governmental Authority against all or any part of its property having a book value equal to or greater than the Threshold Amount, and such writ or warrant of attachment or any similar process is not stayed or released within 30 days after the entry or levy thereof or after any stay is vacated or set aside; or
     (iv) there is entered against any such Person a final judgment or order for the payment of money in an aggregate amount that exceeds (x) the valid and collectible insurance in respect thereof or (y) the amount of an indemnity with respect thereto reasonably acceptable to the Required Lenders by the Threshold Amount or more, unless the same is discharged within thirty days after the date of entry thereof or an appeal or appropriate proceeding for review thereof is taken within such period and a stay of execution pending such appeal is obtained.
     9.02. Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
     (a) declare the commitment of each Lender to make Loans terminated, whereupon such commitments and obligation shall be terminated;
     (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;
     (c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;
provided however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable,

     9.03. Application of Funds. After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order: First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article 4) payable to the Administrative Agent in its capacity as such;
     Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs and amounts payable under Article 4), ratably among them in proportion to the amounts described in this clause Second payable to them;
     Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;
     Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and
     Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by Law.
ARTICLE 10. ADMINISTRATIVE AGENT
     10.01. Appointment and Authorization of Administrative Agent. Each Lender hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents. Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
     10.02. Delegation of Duties. The Administrative Agent may execute any of its duties, and exercise any of its rights and powers, under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact, and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

     10.03. Liability of Administrative Agent. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.
      10.04. Reliance by Administrative Agent.
     (a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.
     (b) For purposes of determining compliance with the conditions specified in Section 5.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
     10.05. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default as may be directed by the Required Lenders in accordance with Section 9.02; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable or in the best interest of the Lenders.
     10.06. Credit Decision; Disclosure of Information by Administrative Agent. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.
     10.07. Indemnification of Administrative Agent. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it, provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders or all the Lenders, if applicable, shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.
     10.08. Bank of America in its Individual Capacity. Bank of America and its Affiliates may make loans to, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though Bank of America were not the Administrative Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, Bank of America shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent, and the terms “Lender,” and “Lenders,” include Bank of America in its individual capacity.
     10.09. Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders and the Borrower. If the Administrative Agent resigns under this Agreement, (a) the Required Lenders shall appoint from among the Lenders a successor administrative agent (the “successor Administrative Agent”) for the Lenders, which successor Administrative Agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor Administrative Agent is appointed, prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor Administrative Agent from among the Lenders. Upon the acceptance of its appointment as successor Administrative Agent hereunder, the Person acting as such successor Administrative Agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor Administrative Agent, and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article 10 and Sections 11.04 and 11.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor Administrative Agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above.
     10.10. Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent shall be entitled and empowered, by intervention in such proceeding or otherwise
     (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 3.02 and 11.04) allowed in such judicial proceeding; and
     (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.02 and 11.04.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
     10.11. Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under the applicable Guaranty pursuant to this Section 10.11.
     10.12. Arrangers and Managers. None of the Persons identified on the cover page or signature pages of this Agreement as a “book manager” or “joint lead arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of any such Person that is also a Lender, those applicable to all Lenders, as such. Without limiting the foregoing, none of the Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.
ARTICLE 11. MISCELLANEOUS
     11.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document (other than the Fee Letter), and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower and acknowledged by the Administrative Agent. Each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
     (a) waive any condition set forth in Section 5.01(a) without the written consent of each Lender directly affected thereby;
     (b) extend or increase the Aggregate Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.02) without the written consent of such Lender;
     (c) postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest or fees due to the Lenders (or any of them) or any scheduled or mandatory reduction of the Aggregate Commitments hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;
     (d) reduce the principal of, or the rate of interest specified herein on, any Loan or (subject to clause (ii) of the second proviso to this Section 11.01) any fees payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to waive or amend any obligation of the Borrower to pay interest at the rate provided herein for past due Obligations, or (ii) to amend any financial covenant hereunder (or any defined term used therein);
     (e) change Section 3.06 or Section 9.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;
     (f) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;
     (g) release Devon Financing from its Guaranty without the written consent of each Lender, unless expressly permitted by the Loan Documents; or
and, provided further, (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, provided that (x) the Commitment of such Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender, (y) any waiver, amendment or other modification requiring the consent of all Lenders or each affected Lender that postpones the stated maturity or any other date fixed by this Agreement or any other Loan Document for any payment of any principal, interest or fees or reduces the principal of, or the rate of interest specified herein on, any Loan or any fees (without, in each case, limiting the effect of the proviso in Section 3.02(a)(i)), in each case payable by the Borrower to a Defaulting Lender under the Loan Documents shall require the consent of such Defaulting Lender, and (z) any amendment of this proviso that directly adversely affects a Defaulting Lender shall require the consent of such Defaulting Lender.
     11.02. Notices and Other Communications; Facsimile Copies.
     (a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission). All such written notices shall be delivered by hand or overnight courier, mailed certified or registered mail, faxed or delivered to the applicable address, facsimile number or (subject to subsection (c) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
     (i) if to the Borrower or Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and
     (ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower and the Administrative Agent.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
     (b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article 2 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
     (c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of the Agent-Related Persons (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
     (d) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile or other electronic imaging means. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on all Loan Parties, the Administrative Agent and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.
     (e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on its behalf. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
     (f) Additional Agreements by Lender. Each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.
     11.03. No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
     11.04. Attorney Costs and Expenses. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs (but not other costs of legal counsel), and (b) to pay or reimburse the Administrative Agent and each Lender for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs and Additional Attorney Costs (but no other costs of legal counsel). All amounts due under this Section 11.04 shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. As used in this section, “Additional Attorney Costs” means all fees, expenses and disbursements of one law firm for the other Lenders, if they deem necessary; provided that if Required Lenders reasonably determine that a conflict of interest exists with respect to any of such law firms, one additional law firm selected by Required Lenders.
     11.05. Indemnification by the Borrower. Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless each Agent-Related Person, each Lender, and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-

in-fact (in this section collectively called the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, and reasonable and documented costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever (other than those that are governed by Sections 4.01, 4.04, or 4.05, in which case those sections shall govern) which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby, (b) any Commitment, Loan, or the use or proposed use of the proceeds therefrom, (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability related in any way to the Borrower, any Subsidiary or any other Loan Party, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. All amounts due under this Section 11.05 shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.
     11.06. Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (i) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (ii) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.
     11.07. Successors and Assigns.
     (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that, except as permitted under Section 8.03 and 8.04, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) Assignments by Lenders. Subject to the following requirements of this Section 11.07, and in the case of Bank of America, Section 10.09, any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
     (i) Minimum Amounts.
     (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund (as defined in subsection (g) of this Section), no minimum amount need be assigned; and
     (B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $10,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee (or to an assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.
     (ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Commitment assigned (unless the Commitments have been terminated pursuant to Article 10) and the outstanding Loans.
     (iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
     (A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; and

     (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.
     (iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
     (v) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.
     (vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.01, 4.04, 4.05, 11.04, 11.05, and 11.06 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
     (c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
     (d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
     Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.01, 4.04 and 4.05 through the participating Lender to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.09 as though it were a Lender, provided such Participant agrees to be subject to Section 3.06 as though it were a Lender.
     (e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 4.01, 4.04, or 4.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant or be entitled to the benefits of Section 11.10, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be (i) a Non-US Lender or (ii) a Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code (unless it is an exempt recipient (within the meaning of Treasury Regulations Section 1.6049-4(c), without regard to the third sentence of clause (1)(ii) of such Treasury Regulations)) if it were a Lender shall not be entitled to the benefits of Section 4.01 unless the Borrower is notified of the participation sold to such Participant and such Participant complies with Section 11.16 as though it were a Lender.
     (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     (g) Definitions. As used herein, the following terms have the following meanings:
     “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
     “Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.07(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 11.07(b)(iii)).
     “Fund” means any Person (other than a natural person) that is engaged in making and holding commercial loans and similar extensions of credit in the ordinary course of its business.

     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
     (h) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
     (i) Limitations upon Rights. Notwithstanding any other provision to the contrary in any Loan Document, it is agreed and understood that the Borrower shall be required to “gross-up”, indemnify, or increase any payments pursuant to Section 4.01 to any Lender that becomes a party to this Agreement pursuant to Section 11.07(b) or 3.07 or any successor Administrative Agent pursuant to Section 10.09 only if the Taxes described in Section 4.01 have been imposed solely as a result of any change in any Law occurring after the date that such Lender or such successor Administrative Agent became a party to this Agreement.
     11.08. Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential) and that the Lender providing any such Information shall be responsible for the breach thereof by any such Person, (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it or its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; provided that Administrative Agent or such Lender, as applicable, shall notify the Borrower if disclosure of such Information is so required, to the extent it is not prohibited from doing so by any Law or such subpoena or legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower, or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower unless Administrative Agent or such Lender, as applicable, shall know that such source was required to keep such information confidential. For purposes of this Section, “Information” means (i) all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any Subsidiary or any of their respective businesses and (ii) the CDS Data as provided by the Reference Pricing Agent and/or the Administrative Agent, in each case, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower, any Subsidiary, the Reference Pricing Agent or the Administrative Agent, as applicable, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     11.09. Bank Accounts; Offset. The Borrower hereby agrees that each Lender shall have the right to offset (which shall be in addition to all other interests, liens, and rights of any Lender at common Law, under the Loan Documents, or otherwise) (a) any and all moneys, securities or other property (and the proceeds therefrom) of the Borrower now or hereafter held or received by or in transit to any Lender for the account of the Borrower, (b) any and all deposits (general or special, time or demand, provisional or final) of the Borrower with any Lender, (c) any other credits and balances of the Borrower at any time existing against any Lender, including claims under certificates of deposit, and (d) any indebtedness owed or payable by any Lender to the Borrower at any time against Obligations due to it that have not been paid when due. At any time and from time to time after the occurrence of any Event of Default and during the continuance thereof, each Lender is hereby authorized to offset against the Obligations then due and payable to it (in either case without notice to the Borrower), any and all items hereinabove referred to. To the extent that the Borrower has accounts designated as royalty or joint interest owner accounts, the foregoing right of offset shall not extend to funds in such accounts which belong to, or otherwise arise from payments to the Borrower for the account of, third party royalty or joint interest owners. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.
     11.10. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
     11.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     11.12. Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.
     11.13. Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each

Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.
     11.14. Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     11.15. Tax Forms. (a) (i) Each Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “Non-US Lender”) shall deliver to the Borrower and Administrative Agent, prior to receipt of any payment subject to withholding under the Code (or upon accepting an assignment of an interest herein), two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Non-US Lender and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Non-US Lender by or on behalf of the Borrower pursuant to this Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Non-US Lender by the Borrower pursuant to this Agreement) or such other evidence satisfactory to the Borrower and the Administrative Agent that such Non-US Lender is entitled to an exemption from, or reduction of, U.S. withholding tax, including any exemption pursuant to Section 881(c) of the Code. Thereafter and from time to time, each such Non-US Lender shall (A) promptly submit to the Borrower and Administrative Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to the Borrower and the Administrative Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Non-US Lender by the Borrower pursuant to this Agreement, (B) promptly notify the Borrower and Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (C) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws that the Borrower make any deduction or withholding for taxes from amounts payable to such Non-US Lender.
     (ii) Each Non-US Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Documents (for example, in the case of a typical participation by such Lender), shall deliver to the Administrative Agent and the Borrower on the date when such Non-US Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Administrative Agent (in the reasonable exercise of its discretion), (A) two duly signed completed copies of the forms or statements required to be provided by such Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account that is not subject to U.S. withholding tax, and (B) two duly signed completed copies of IRS Form W-8IMY (or any successor thereto), together with any information such Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the

Code, to establish that such Lender is not acting for its own account with respect to a portion of any such sums payable to such Lender.
     (iii) The Borrower shall not be required to pay any additional amount to any Non-US Lender under Section 4.01 (A) with respect to any Taxes required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Lender transmits with an IRS Form W-8IMY pursuant to this Section 11.15(a) or (B) if such Lender shall have failed to satisfy the foregoing provisions of this Section 11.15(a); provided that if such Lender shall have satisfied the requirement of this Section 11.15(a) on the date such Lender became a Lender or ceased to act for its own account with respect to any payment under any of the Loan Documents, nothing in this Section 11.15(a) shall relieve the Borrower of its obligation to pay any amounts pursuant to Section 4.01 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender or other Person for the account of which such Lender receives any sums payable under any of the Loan Documents is not subject to withholding or is subject to withholding at a reduced rate.
     (iv) The Administrative Agent may, without reduction, withhold any Taxes required to be deducted and withheld from any payment under any of the Loan Documents with respect to which the Borrower is not required to pay additional amounts under this Section 11.15(a).
     (b) Upon the request of the Borrower or the Administrative Agent, each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code (unless it is an exempt recipient (within the meaning of Treasury Regulations Section 1.6049-4(c), without regard to the third sentence of clause (1)(ii) of such Treasury Regulations)) shall deliver to the Borrower and the Administrative Agent two duly signed completed copies of IRS Form W-9. If such Lender fails to deliver such forms, then the Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable back-up withholding tax imposed by the Code, without reduction.
     (c) If any Governmental Authority asserts that the Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, and costs and expenses (including Attorney Costs) of the Administrative Agent. The obligation of the Lenders under this Section shall survive the termination of the Aggregate Commitments, repayment of all other Obligations hereunder and the resignation of the Administrative Agent.
     11.16. Replacement of Lenders. In the event that any Lender shall (i) claim payment of any amount pursuant to Section 4.01; (ii) claim any increased cost pursuant to Section 4.04 or the benefit of Section 4.02 or 4.03; (iii) become and continue to be a Defaulting Lender; or (iv) fail to consent to an election, consent, amendment, waiver or other modification to this Agreement or any other Loan Document that requires the consent of a greater percentage of the Lenders than the Required Lenders, and such election, consent, amendment, waiver or other modification is otherwise consented to by the Required Lenders, (a) the Borrower may, upon notice to such Lender and the Administrative Agent, replace such Lender by causing such Lender to assign its rights and obligations hereunder (with the assignment fee to be paid by the Borrower in such instance) pursuant to Section 11.07(b) to one or more Eligible Assignees, procured by the Borrower, each of which shall assume a pro rata portion of the Commitment and the Borrowings of such replaced Lender; provided, however, that if the Borrower elects to exercise such right with respect to any Lender pursuant to Section 4.01, 4.02, 4.03 or 4.04 or, it shall be obligated to replace all Lenders that have made similar requests for compensation or benefit pursuant to Section 4.01, 4.03 or 4.04; or (b) the Borrower may, upon three Business Days’ notice to such Lender through the Administrative Agent, prepay in full all of the outstanding Loans of such Lender and all other Obligations owing to such Lender, or its assignee, together with accrued interest thereon to the date of prepayment and all other amounts owed by the Borrower to such Lender accrued to the date of prepayment, and concurrently therewith the Borrower may terminate this Agreement with respect to such Lender by giving notice of such termination to Administrative Agent and such Lender. Upon satisfaction of the requirements set forth above in clause (a) of the preceding sentence, payment to the Lender to be replaced of the purchase price in immediately available funds, and the payment by the Borrower of all requested costs accruing to the date of purchase which the Borrower is obligated to pay under Sections 4.01, 4.03 and 4.04 and all other amounts owed by the Borrower to such Lender (other than the principal of and interest on the Borrowing of such Lender, and accrued facility fees, purchased by the Eligible Assignee) such Eligible Assignee shall constitute a “Lender” hereunder, and the Lender being so replaced shall no longer constitute a “Lender” hereunder, and its Commitment, shall be deemed terminated. If, however, (x) the Eligible Assignee fails to purchase such rights and interest on such specified date in accordance with the terms of such offer, the Borrower shall continue to be obligated to pay amounts to such Lender pursuant to Section 4.01 or increased costs pursuant to Section 4.04, as the case may be, or (y) the Lender proposed to be replaced fails to consummate such purchase offer, the Borrower shall not be obligated to pay to such Lender such increased costs or additional amounts incurred or accrued from and after the date of such purchase offer.
     11.17. Governing Law.
     (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK; PROVIDED THAT THE ADMINISTRATIVE AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.
     (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER IRREVOCABLY WAIVE ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

     11.18. Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
     11.19. USA PATRIOT Act Notice. Each Lender to which the Act (as defined below) is applicable, and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act. The Borrower shall promptly, following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations including the Act.
     11.20. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its respective Affiliates, on the one hand, and the Administrative Agent and the Joint Lead Arrangers and the Lenders, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent and each Joint Lead Arranger and each Lender is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent nor any Joint Lead Arranger nor any Lender has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower or any other Loan Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent or any Joint Lead Arranger or any Lender has advised or is currently advising the Borrower, any other Loan Party or any of their respective Affiliates on other matters) and neither the Administrative Agent nor any Joint Lead Arranger nor any Lender has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent and the Joint Lead Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent nor any Joint Lead Arranger nor any Lender has any obligation, by reason of the transactions contemplated hereby or the process leading thereto, to disclose any of such interests to the Borrower or the other Loan Parties; and (v) the Administrative Agent and the Joint Lead Arrangers and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Borrower and the other Loan Parties hereby waive and release, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent and the Joint Lead Arranger and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty arising out of or related to any of the transactions contemplated hereby or the process leading thereto.
     11.21. License Agreement and CDS Data. (a) The Administrative Agent hereby notifies the Borrower and the Lenders that it has entered into a licensing agreement (the “Licensing Agreement”) with the Reference Pricing Agent, pursuant to which the Reference Pricing Agent will provide to the Administrative Agent for each Business Day a composite end of day credit default swap spread for the one (1) year point on the Borrower’s trading convention credit default swap curve that is the most liquid and/or widely followed credit default swap curve for the Borrower’s senior unsecured obligations (the “CDS Data”) that the Administrative Agent will use to determine the LIBOR Market Rate Spread. The Administrative Agent hereby further notifies the Borrower and the Lenders that, pursuant to the Licensing Agreement, (i) the CDS Data will be provided by the Reference Pricing Agent on an “as is” basis, without express or implied warranty as to accuracy, completeness, title, merchantability or fitness for a particular purpose, (ii) the Reference Pricing Agent has no liability to the Administrative Agent for any inaccuracies, errors or omissions in the CDS Data, except in the event of its gross negligence, fraud or willful misconduct, (iii) the CDS Data, as provided by the Reference Pricing Agent, constitutes Information (as such term is defined in Section 11.08) and (iv) the CDS Data, as provided by the Reference Pricing Agent, may be used by the Administrative Agent, the Borrower and the Lenders solely for the purposes of this Agreement. Each of the Borrower and the Lenders (other than Bank of America, in its capacity as the Administrative Agent, which is a party thereto) agrees that it shall not be a third party beneficiary of the Licensing Agreement and shall have no rights or obligations thereunder.
     (b) The CDS Data shall be made available to the Borrower pursuant to procedures agreed upon by the Borrower and the Administrative Agent. The Borrower agrees that it will use reasonable efforts (e.g., procedures substantially comparable to those applied by the Borrower in respect of non-public information as to the business of the Borrower) to keep confidential the CDS Data and the related materials provided by the Reference Pricing Agent pursuant to the Licensing Agreement to the extent that the same is not and does not become publicly available, provided, however, that nothing in this subsection shall affect the disclosure of any such information (i) by the Administrative Agent to the Borrower or any Lender, (ii) to the extent required by law (including statute, rule, regulation or judicial process), (iii) to counsel for the Administrative Agent, any Lender or the Borrower, (iv) to the independent public accountants of the Borrower, the Administrative Agent or any Lender, (v) to bank examiners and auditors and appropriate government examining authorities, (vi) in connection with any litigation to which the Administrative Agent, the Borrower or any Lender is a party, (vii) to actual or prospective assignees and participants, or (viii) to any Affiliates of the Administrative Agent, the Lenders and the Borrower and to the respective partners, directors, officers, employees, agents, advisors and representatives of the Administrative Agent, the Lenders and the Borrower and their respective Affiliates; provided that, prior to any such disclosure pursuant to clause (i) or clause (viii) of this subsection, the Person receiving the CDS Data and any related materials shall be advised of the terms of this subsection. The Licensing Agreement provides that the Reference Pricing Agent shall be entitled to injunctive relief to restrain any breach, threatened or actual, of the confidentiality provisions of this subsection and that damages may not be an adequate remedy in the event of any such breach.
     (c) The Borrower acknowledges that each of the Administrative Agent and the Lenders from time to time may conduct business with and may be a shareholder of the Reference Pricing Agent and that each of the Administrative Agent and the Lenders may have from time to time the right to appoint one or more directors to the board of directors of the Reference Pricing Agent.
     11.22. ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
     11.23. Domestication of Devon Financing Corporation, U.L.C. Reference is made to the domestication (or proposed domestication) of Devon Financing Corporation, U.L.C., a Nova Scotia unlimited company, as a Delaware limited liability company pursuant to Section 18-212 of the Delaware Limited Liability Company Act. Reference is also made to the Guaranty executed and delivered by Devon Financing Corporation, U.L.C. (the “Multi-Year Guaranty”) in connection with the Multi-Year Credit Agreement and the confirmation and ratification of the Multi-Year Guaranty delivered (or to be delivered promptly after such domestication) to the administrative agents under the Multi-Year Credit Agreement. Because the Multi-Year Guaranty and the Multi-Year Credit Agreement include references to Devon Financing Corporation, U.L.C. as a Nova Scotia unlimited company and in order to conform the Multi-Year Guaranty to the Devon Financing Guaranty delivered in connection with this Agreement, the Borrower has requested that each of the Lenders signatory hereto that is a party to the Multi-Year Credit Agreement acknowledge, and each such Lender does hereby acknowledge as follows: that all representations, warranties and covenants relating to Devon Financing Corporation, U.L.C. being (or maintaining existence, rights or franchises as) a Nova Scotia unlimited company shall be deemed to be representations, warranties or covenants as to being an entity duly organized, validly existing and in good standing under the laws of the State of Delaware or any other jurisdiction in which Devon Financing Corporation, U.L.C. would be permitted to be organized pursuant to the terms of the Multi-Year Guaranty.
[Signature Pages Follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

DEVON ENERGY CORPORATION, as the Borrower
By:	/s/
	Name:	Jeffrey A. Agosta
	Title:	Senior Vice President – Corporate Finance and Treasurer

BANK OF AMERICA, N.A., as Administrative Agent
By:	/s/
	Name:	Renita Cummings
	Title:	Assistant Vice President

BANK OF AMERICA, N.A., as a Lender
By:	/s/
	Name:	Gabe Gomez
	Title:	Vice President

JPMORGAN CHASE BANK, N.A., as a Lender
By:	/s/
	Name:	Robert Traband
	Title:	Executive Director

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as a Lender
By:	/s/
	Name:	Linda Terry
	Title:	Authorized Signatory

CIBC INC., as a Lender
By:	/s/
	Name:	Robert W. Casey Jr.
	Title:	Executive Director

CITIBANK, N.A., as a Lender
By:	/s/
	Name:	Todd Mogil
	Title:	Vice President

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as a Lender
By:	/s/
	Name:	Nupur Kumar
	Title:	Vice President

By:	/s/
	Name:	Kevin Buddhdew
	Title:	Associate

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender
By:	/s/
	Name:	Rainer Meier
	Title:	Director

By:	/s/
	Name:	Ming K. Chu
	Title:	Vice President

EXPORT DEVELOPMENT CANADA, as a Lender
By:	/s/
	Name:	Quynh Nguyen
	Title:	Sr. Associate

By:	/s/
	Name:	Carl Burlock
	Title:	Director

GOLDMAN SACHS BANK USA, as a Lender
By:	/s/
	Name:	Mark Walton
	Title:	Authorized Signatory

MORGAN STANLEY BANK, N.A., as a Lender
By:	/s/
	Name:	Ryan Vetsch
	Title:	Authorized Signatory

ROYAL BANK OF CANADA, as a Lender
By:	/s/
	Name:	Don J. McKinnerney
	Title:	Authorized Signatory

THE BANK OF NOVA SCOTIA, as a Lender
By:	/s/
	Name:	D. G. Mills
	Title:	Managing Director

THE ROYAL BANK OF SCOTLAND PLC, as a Lender
By:	/s/
	Name:	Steve Ray
	Title:	Senior Vice President

UBS LOAN FINANCE LLC, as a Lender
By:	/s/
	Name:	Irja R. Otsa
	Title:	Associate Director

By:	/s/
	Name:	Mary E. Evans
	Title:	Associate Director

U.S. BANK NATIONAL ASSOCIATION, as a Lender
By:	/s/
	Name:	Eric J. Cosgrove
	Title:	Vice President

WELLS FARGO BANK, N.A., as a Lender
By:	/s/
	Name:	Christina Faith
	Title:	Vice President